Exhibit 99.1

For immediate release

Media Contact: Melissa York Knowles Communications Phone: (630) 238-5242 Email: melissa.york@knowles.com	Financial Contact: Mike Knapp Knowles Investor Relations Phone: (630) 238-5236 Email: mike.knapp@knowles.com

Knowles Corporation Appoints New Board of Directors Member

ITASCA, Ill. — July 2, 2015 — The Board of Directors of Knowles Corporation (NYSE: KN) announced today the appointment of Dr. Hermann Eul to the Board of Directors effective July 1, 2015. Dr. Eul will stand for election at the Company’s 2016 Annual Meeting of Stockholders. He was also appointed to serve on the Compensation Committee and the Governance and Nominating Committee.

Since 2012, Dr. Eul has been the Corporate Vice President and General Manager at Intel Corporation, which he joined in February 2011 when Intel acquired the wireless solutions business of Infineon Technologies and formed Intel Mobile Communications. Previously, he was President and General Manager of Intel Mobile Communications, and from 2005 to 2011 Dr. Eul was Executive Vice President of Infineon Technologies responsible for technology, research and development and marketing and sales. In addition, Dr. Eul was awarded a full chair professorship at Hanover University (Germany) in 2003.

“We are pleased to have Dr. Eul join Knowles’ Board of Directors. He brings extensive experience in hardware and software development for mobile devices to the Board, and his breadth of international experience will be an invaluable resource for the company,” stated Jean-Pierre Ergas, Knowles’ Chairman.

About Knowles:

Knowles Corporation (NYSE: KN) is a market leader and global supplier of advanced micro-acoustic solutions and specialty components serving the mobile communications, consumer electronics, medical technology, military, aerospace and industrial markets. Knowles has a leading position in micro-electro-mechanical systems microphones, speakers and receivers which are used in smartphones, tablets and mobile handsets. Knowles is also a leading manufacturer of transducers used in hearing aids and other medical devices and has a strong position in oscillators (timing devices) and capacitor components which enable various types of communication. Knowles’ focus on the customer, combined with unique technology, rigorous testing and global scale, helps to deliver innovative solutions and consistently dependable and precise products. Founded in 1946 and headquartered in Itasca, Illinois, Knowles has more than 13,000 employees in 15 countries around the world. For more information, visit www.knowles.com.

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